Exhibit 99.1

W Technologies Announces Entry into Share Exchange Agreement with KryptoBank

BEVERLY HILLS, Calif.,  June 22, 2021 /PRNewswire/ – W Technologies, Inc. (OTC: WTCG) (“W Technologies”) announced today that it has entered into a share exchange agreement with KrytoBank Co. (“KryptoBank”) and its stockholders, pursuant to which KryptoBank will become a wholly owned subsidiary of W Technologies. The share exchange is expected to close by July 31, 2021.

Pursuant to the share exchange agreement, W Technologies will acquire 100% of KryptoBank’s issued and outstanding common stock in exchange for the issuance by W Technologies of common stock representing 90% of W Technologies’ issued and outstanding common stock.

In 2021, the crypto market value hit $2 trillion for the first time, and it is forecasted to hit $10 trillion dollars in under 10 years. The crypto market has quickly become one of the biggest wealth generators in the world. KryptoBank plans to leverage its team’s extensive knowledge and expertise in the crypto markets to vet digital assets and provide its investors with a simple path to a sound digital asset portfolio.

Mikael Lundgren, President, Chairman, Chief Executive Officer and Chief Financial Officer of W Technologies, commented, “As cryptocurrencies grow and new utility tokens are launched, the markets become increasingly more difficult to navigate. KryptoBank plans to use its vast network of crypto relationships and connections to participate in the launch and development of utility tokens, with management, consulting, and funding. KryptoBank seeks to gain access to early-stage utility tokens so KryptoBank investors may share in the potential upside of these digital assets.

“KryptoBank’s team has participated in the development of digital assets and blockchain companies. Some of their earliest projects are now firmly in the top 50 tokens by market capitalization. KryptoBank believes that its unique platform can help users avoid the need to navigate the ever-more confusing crypto market and participate in the digital asset market with reduced risk and increased confidence.”

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, along with terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should,” and other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of W Technologies, Inc. and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including the statements regarding possible future.

For more information, press only:

Mikael Lundgren

mg.l@wtechnologiescorp.com

1 424 522-9977